Exhibit 99.1

Jackson Financial Inc. Fourth Quarter and Full Year 2021 Financial Results March 3, 2022

Forward-Looking Statements and Non-GAAP Measures This document may contain certain statements, other than those relating to historical facts, that constitute “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project”, “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance, are subject to a number of assumptions, and are inherently susceptible to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include statements regarding our intentions, beliefs, assumptions, plans, objectives, goals, targets, strategies, future events or performance, and underlying assumptions concerning, among other things, our expectations with respect to distributing capital to our shareholders; financial position; results of operations; cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; and the impact of prevailing capital markets and economic conditions. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes of our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this document. A number of important factors, including the risks, uncertainties and assumptions discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business–Financial Goals” in the Company’s Registration Statement on Form 10 filed with the U.S. Securities and Exchange Commission (the SEC), as updated by Part II, Item 1A. Risk Factors, in or quarterly report on Form 10-Q for the quarter ended September 30, 2021, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Certain financial data included in this document consists of non-U.S. GAAP (Generally Accepted Accounting Principles) financial measures. These non-U.S. GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. GAAP. Although the Company believes these non-U.S. GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-U.S. GAAP financial measures and ratios included in this document. A reconciliation of the non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP financial measure can be found in the “Non-GAAP Financial Measures” in the appendix of this document. Certain financial data included in this document consists of statutory accounting principles (“statutory”) financial measures, including “total adjusted capital” and “statutory admitted assets.” These statutory financial measures are included in or derived from the Jackson National Life Insurance Company statements filed with the Insurance Department of the State of Michigan and available on the Company’s website at https://investors.jackson.com/financials/statutory-filings. There can be no assurance that management’s expectations, beliefs, targets or projections will result or be achieved or accomplished. Any forward-looking statements reflect Jackson’s views and assumptions as of the date of this document and Jackson disclaims any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law. 2

Record Operating Results • Net Income attributable to JFI of $3.2 billion for FY21 • Adjusted Operating Earnings1 of $2.4 billion for FY21 • Record fee-based advisory sales of $1.3 billion for FY21 Solid Capital Generation • Statutory Total Adjusted Capital of $6.6 billion at YE21 • 2021 year-end JNLIC RBC ratio of 580% Updating Capital Return Targets • Share repurchases of $211 million and dividends of $50 million • Announced increase to dividend and an increase to the existing share repurchase authorization Strong Full Year 2021 1) See the Appendix for the non-GAAP financial measures, definitions and reconciliations to most comparable GAAP measure 3

Key Financial Targets at Demerger 4 500-525% adjusted RBC ratio1 $250 million minimum cash at the holding company 20-25% total financial leverage2 Jackson National Life Insurance Company year-end RBC ratio of 580% with an adjusted RBC ratio of 611% Holding company cash position over $600 million at the end of the quarter Total financial leverage ratio of 22.9% at the end of the quarter $325-$425 million capital return to shareholders over 12 months following demerger Returned $261 million of cash to shareholders in 4Q21 with $211 million of repurchases and $50 million of dividends. On track to complete the $325-$425 million cash return target ahead of schedule. 1) Adjusted RBC ratio reflects the capital and capital requirements of Jackson National Life Insurance Company and its subsidiaries, adjusted to include cash and investments at Jackson Financial Inc. in excess of our target minimum cash and cash equivalents at Jackson Financial Inc. 2) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations.

Fourth Quarter Financial Highlights 5 • Quarterly earnings up from prior year quarter • Results driven by growing fee-based AUM Strong Quarterly Earnings • Operating entities capitalized above target range • Maintained excess holding company cash while paying a dividend and making a significant repurchase of shares • Financial leverage within target range • $5.0 billion of total annuity sales driven by our differentiated variable annuity suite • Successfully launched Jackson Market Link Pro suite (RILA1) • Entered the DC2 market as a carrier in the AllianceBernstein Lifetime Income Strategy Disciplined Growth Supports Capital Return to Shareholders Through Dividends and Share Repurchases 1) Registered Index-Linked Annuity 2) Defined Contribution Balance Sheet Strength

6,821 8,814 8,632 8,694 8,937 4Q20 1Q21 2Q21 3Q21 4Q21 645 568 636 487 707 4Q20 1Q21 2Q21 3Q21 4Q21 6 Adjusted Operating Earnings1 ($ millions) Adjusted Book Value1 ($ millions) Adjusted Operating Earnings of $707 million; Adjusted Operating EPS (diluted) of $7.48 • Adjusted operating earnings were up compared to the prior year’s quarter, with higher fee income attributable to higher average separate account balances and lower death and other policyholder benefits, partially offset by higher operating expenses and a higher effective tax rate in 4Q21 • Conservative definition of adjusted operating earnings2 • FY21 adjusted operating earnings of $2,398 million up 28% when compared to FY20 • Adjusted operating ROE1 of 28.6% for FY21 Growing Shareholders’ Equity • Shareholders’ Equity of $10.4 billion, up from $9.4 billion at YE20 primarily due to net income attributable to JFI of $3,183 million, partially offset by unrealized investment losses for FY21 • Adjusted Book Value of $8.9 billion, up from $6.8 billion at YE20 primarily due to adjusted operating earnings of $2,398 million for FY21 Financial Summary Key Takeaways 1) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations. 2) Fee attributable to guaranteed benefits, the associated movements in optional guarantee benefit liabilities and related claims and benefit payments are excluded from Adjusted Operating Earnings

Notable Items – 4Q21

($ millions, except per share amounts)	4Q20 Pretax	4Q20 After-tax[1]	4Q20 EPS - Diluted	4Q21 Pretax	4Q21 After-tax[1]	4Q21 EPS - Diluted
(Loss)/Income Attributable to Jackson Financial Inc.	(197)	76	0.80	672	585	6.19
Non-Operating Losses	741	569	6.02	145	122	1.29
Adjusted Operating Earnings[2]	544	645	6.83	817	707	7.48
Notable Items Included in Adjusted Operating Earnings						
Deceleration/(Acceleration) of Deferred Acquisition Cost Amortization	238	283	2.99	66	57	0.60
Outperformance from Limited Partnership Income[3]	70	83	0.88	106	92	0.97
Recovery of Claims on Previously Reinsured Policies	(16)	(19)	(0.20)	80	69	0.73
Assumption Unlocking	(152)	(181)	(1.91)	38	33	0.35
Total Notable Items	140	166	1.76	290	251	2.66

- Lower comparable separate account returns resulted in reduced deceleration benefit of DAC amortization
- Favorable performance from limited partnerships resulted in an annualized return of 42% during 4Q21[4]
- Excluding the notable items impact, adjusted pre-tax operating earnings increased from $404m for 4Q20 to $527 million for 4Q21

	4Q20 EPS - Diluted	4Q21 EPS - Diluted
Impact from Effective Tax Rate versus a 15% Tax Rate Guidance	1.43	0.09

- After adjusting for the impact of the effective tax rate, the diluted EPS excluding notable items increased from $3.64 per share for 4Q20 to $4.73 per share for 4Q21

1) After-tax results for Notable Items were calculated using the corresponding quarter's effective tax rate for adjusted operating earnings (4Q20 of -18.8%; 4Q21 of 13.5%). 2) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations. 3) Limited Partnership income assumes an annualized 10% return and excludes income and assets attributable to non-controlling interests. 4) Income from limited partnerships are reported on a one-quarter lag.

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Notable Items – FY21

($ millions, except per share amounts)	FY20 Pretax	FY20 After-tax[1]	FY20 EPS - Diluted	FY21 Pretax	FY21 After-tax[1]	FY21 EPS - Diluted
(Loss)/Income Attributable to Jackson Financial Inc.	(2,488)	(1,634)	(24.15)	3,785	3,183	33.69
Non-Operating Losses	4,462	3,514	51.94	(1,004)	(785)	(8.31)
Adjusted Operating Earnings[2]	1,974	1,880	27.79	2,781	2,398	25.38
Notable Items Included in Adjusted Operating Earnings						
Deceleration/(Acceleration) of Deferred Acquisition Cost Amortization	330	314	4.65	104	90	0.95
Outperformance from Limited Partnership Income[3]	5	5	0.07	408	352	3.72
Recovery of Claims on Previously Reinsured Policies	(24)	(23)	(0.34)	24	21	0.22
Assumption Unlocking	(152)	(145)	(2.14)	38	33	0.35
Total Notable Items	159	151	2.24	574	495	5.24

- Lower deceleration benefit of DAC amortization resulted from the difference in effect of dropping off the T-3 year return from the mean reversion formula (dropped off low 2018 return this year, dropped off high 2017 return last year). See slide 17 for further explanation of DAC drivers.
- Favorable performance from limited partnerships resulted in a return of 40% during 2021[4]
- Excluding the notable items impact, adjusted pre-tax operating earnings increased from $1,815 million for 2020 to $2,207 million for 2021

	FY20 EPS - Diluted	FY21 EPS - Diluted
Impact from Effective Tax Rate versus a 15% Tax Rate Guidance	2.75	0.29
Impact Based on FY21 Weighted Avg. # of Common Shares (Diluted)[5]	6.47	n/a

- After adjusting for the impact of the effective tax rate and change in average weighted number of common shares, the diluted EPS excluding notable items increased from $16.33 per share for 2020 to $19.85 per share for 2021

1) After-tax results for Notable Items were calculated using the corresponding year's effective tax rate for adjusted operating earnings (2020 of 4.8%; 2021 of 13.8%). 2) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations. 3) Limited Partnership income assumes an annualized 10% return and excludes income and assets attributable to non-controlling interests. 4) Income from limited partnerships are reported on a one-quarter lag. 5) Weighted average # of common shares (diluted) 94.5m and 67.7m for 2021 and 2020, respectively

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Non-Operating Items

Pretax income reflects non-economic hedging results under GAAP accounting and strong adjusted operating earnings

4Q21 Pretax Adjusted Operating Earnings Reconciliation



($ millions)
Net Hedge Loss[1]: $381 million
817
753
(1,708)
532
18
24
(58)
303
(9)
672
Pretax adjusted operating earnings (Non-GAAP)[2]
Fees attributable to guarantee benefit reserves
Net movement in freestanding derivatives
Net reserve and embedded derivative movements[3]
DAC and DSI impact related to the net hedge loss
Assumption Changes
Net realized investment losses
Net investment income on funds withheld assets
Other
Pretax income attributable to Jackson Financial (GAAP)

Highlights

- 4Q21 net hedge loss[1] of $381 million
- Accounting mismatch on equity market impact as equity derivatives are marked-to-market while non-economic reserves are only partially fair valued
- Mismatch from interest rate movements:
  - SOP-03-1 not sensitive to interest rates
  - FAS 157 assumes that the separate account earned rates are tied to the risk-free curve which introduces non-economic interest rate sensitivity that we do not hedge
- We do not explicitly hedge changes in implied volatility, but rather focus on realized volatility under market shocks
- FY21 net hedge loss[1] of $309 million

1) Represents non-operating Total Guaranteed Benefits and Hedging Results. 2) See the Appendix for the Non-GAAP financial measures, definitions, and reconciliations 3) Net reserve and embedded derivative movements includes guaranteed benefit claims

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Segment Results – Retail Annuities

Retail Sales


($ billions)
4.9
4.7
4.9
4.8
5.0
27%
31%
35%
34%
37%
% w/o lifetime guarantees
4Q20
1Q21
2Q21
3Q21
4Q21
VA w/ Lifetime Guarantees
VA w/o Lifetime Guarantees
RILA[1]
FA / FIA

Total Annuity Market Share[2]


9.7%
6.3%
1Q16
3Q21

Recent Trends

- Variable annuity sales were flat when compared to the year-ago quarter reflecting:
  - 45% increase in Elite Access (Investment-Only VA)
  - 23% increase in other variable annuities without lifetime benefit guarantees
  - 13% decrease in sales of variable annuities with lifetime benefit guarantees
- FA/FIA sales remain at historically low levels following Jackson's decisive pricing actions taken in early 2020
  - 4Q21 fixed and fixed index annuity net inflows were $17 million[3]
- Fee-based total advisory sales of $358 million for 4Q21, up 19% when compared to 4Q20
- In October, we entered the RILA[1] market following our announcement of Jackson Market Link Pro℠ and Jackson Market Link Pro Advisory℠. 4Q21 RILA sales were $108 million.
- Consistent total annuity market share driven by our disciplined approach to pricing and industry-leading distribution capabilities
- Retail Sales of $19.3 billion in 2021 up 8% when compared to 2020. This included record total fee-based advisory sales of $1.3 billion.

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1) Registered Index-Linked Annuity 2) Source: LIMRA 3) FA/FIA net flows exclude the business ceded to Athene

Segment Results – Retail Annuities


Pretax Adjusted Operating Earnings[1]
($ millions)
25%
601
750
4Q20
4Q21


Variable Annuity Account Value
($ billions)
13%
229
258
Gross Return[2]
13.1%
5.9%
4Q20
4Q21
Separate Account
General Account


FA and FIA Account Value
($ billions)
11%
1.3
1.4
4Q20
4Q21

- Pretax adjusted operating earnings up 25% compared to the year-ago quarter. The current quarter benefited from improved fee income attributable to higher average variable annuity account values as well as the benefit of the recovery of claims on previously reinsured policies. The current quarter also benefited from DAC deceleration resulting from a 5.9% separate account return, though this benefit was smaller than the deceleration benefit realized in 4Q20, when the separate account return was approximately 13.1%. FY21 pretax adjusted operating earnings of $2,528 million up 26% when compared to FY20.
- Separate account balances up year-over-year reflecting strong market returns over the past 12 months
- Despite limited sales, fixed annuity (FA) and fixed-index annuity (FIA) account value, excluding the business ceded to Athene, up 11% compared to the year-ago quarter

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1) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations 2) Quarterly variable annuity gross separate account return

Segment Results – Institutional & Closed Blocks

Institutional Account Value



($ billions)
11.1
0.5
(2.9)
0.2
(0.1)
8.8
4Q20
Sales
Surrenders, Withdrawals, and Benefits
Interest Credited
Other
4Q21

Institutional Highlights

- Pretax adjusted operating earnings[1] in the Institutional segment were $27 million for the 4Q21, compared to $12 million in the year-ago quarter attributable to spread compression in the prior year period
- Jackson re-engaged in the market in 4Q21 with $432 million of sales

Closed Block Reserves

$24.5 billion of total reserves



6%
20%
36%
38%
Traditional Life
Interest Sensitive Life
Group Payout Annuity
Other Annuity

Closed Block Highlights

- Closed Block reported pretax adjusted operating earnings[1] of $21 million for 4Q21 and $224 million for FY21

1) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations

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Capital Management 13 • Announced quarterly dividend and share repurchase program1 in November reflecting our resilient, cash generative business model ― Share repurchases of $211 million and dividends of $50 million in the 4Q21 • Holding company cash was over $600 million at year end, which provides an excess cash position over the minimum liquidity target of $250 million • Total financial leverage2 was 22.9%, within our target range of 20-25% ― Closed $1.6 billion senior debt offering in 2021 • Statutory Total Adjusted Capital of $6.6 billion • Jackson National Life Insurance Company’s RBC ratio of 580%, with an adjusted RBC ratio3 of 611%, above the adjusted RBC ratio target range of 500-525% 1) Announced commencement of a quarterly dividend and declared a dividend of $0.50 per Class A and Class B common share for the fourth quarter 2021 and approved a $300 million share repurchase program. Payout of the 4th quarter dividend at $0.50 per common share returned $50 million to shareholders 2) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations 3) Adjusted RBC ratio reflects the capital and capital requirements of Jackson National Life Insurance Company and its subsidiaries, adjusted to include cash and investments at Jackson Financial Inc. in excess of our target minimum cash and cash equivalents at Jackson Financial Inc

― Successful Execution of the Demerger ― Strong Balance Sheet ― Delivered Solid 2021 Results ― Continue to Broaden Distribution Capabilities ― Product Expansion with RILA Launch ― Well Positioned for the Future Summary 14

2022 Key Financial Targets 15 Adjusted RBC ratio1 range Holding company liquidity Financial leverage2 range Intend to manage our target adjusted RBC ratio to a range of 500% to 525% under normal market conditions Maintaining cash and cash equivalents in excess of $250 million for ongoing holding company liquidity needs To enhance our financial flexibility and ensure that we maintain our financial strength ratings, Jackson will target a total financial leverage ratio of between 20% and 25% over the long term Dividends and share repurchases Distribute $425-$525 million of capital back to shareholders in 2022, subject to market conditions. Includes increasing the per share dividend 10% to $0.55 and increasing the existing share repurchase authorization by $300 million. 1) Adjusted RBC ratio reflects the capital and capital requirements of Jackson National Life Insurance Company and its subsidiaries, adjusted to include cash and investments at Jackson Financial Inc. in excess of our target minimum cash and cash equivalents at Jackson Financial Inc. 2) See the Appendix for the non-GAAP financial measures, definitions, and reconciliations.

Appendix

DAC / Mean Reversion Overview 17 .. For annuity products, the key driver that determines DAC amortization is historical and projected spread or fee income. For fixed annuities, this is typically stable through time, with account balances growing steadily by a modestly varying growth rate. .. However, for variable annuities, market movements can displace the account balance underlying the determination of fee income, creating variability in the account balance pattern, which results in acceleration or deceleration of DAC amortization .. Mean reversion is an industry accepted approach used by Jackson to partially normalize this account balance pattern .. The parameters used by Jackson are typical relative to the industry: • Long-term gross return assumption of 7.15% (net of external fund management fees) • Returns normalized over an 8-year period: 3-year look back (historical), 5-year look forward (mean reversion rate) • Mean reversion rate over the 5-year forward period is set so that over the full 8-year period, the annualized return will equal the 7.15% long-term assumption • This is subject to a mean reversion cap of 15% and floor of 0% for the 5-year forward period .. DAC balances are regularly checked for loss recognition, assuring that DAC balances are recoverable from assumed future gross profits .. DAC accounting will change significantly upon the adoption of Long Duration Targeted Improvements (LDTI) Separate Account Growth < Mean Reversion Rate Increase in Amortization – “Acceleration” Separate Account Growth > Mean Reversion Decrease in Amortization – “Deceleration” Separate Account Growth < Mean Reversion Increase in Amortization – “Acceleration” Separate Account Growth > Mean Reversion Decrease in Amortization – “Deceleration” Drivers of DAC Amortization / Mean Reversion Current year return Return dropped off from 3 years ago 2022 Rule of Thumb: Acceleration / Deceleration is $21.5m per 1% SA growth under / over mean reversion of 0.3% Note: Deceleration of $49.5m per quarter during 2022 related to the drop-off return

Operating DAC Amortization Modeling

(Expense) / Benefit (in $ millions)	4Q21 Actual
Core DAC	(82)
Drop-off T-3 Return	(39)
Current Period Return	105
Unlocking	38
Operating DAC Amortization	**22**

- Core DAC amortization is not directly market sensitive, as it is a function of current period gross profits

  This could be modeled as a percentage of the estimate of quarterly adjusted operating earnings before DAC amortization

- DAC acceleration/(deceleration) is determined by separate account returns as detailed in the prior slide, and has a drop-off of the 3-year return component, and a current period return component
  - *Estimating the impact from the drop-off of the return 3 years ago is simple, as it remains steady throughout the year - $49.5 million of deceleration each quarter of 2022 ($39 million of acceleration each quarter of 2021)*
  - *Estimating the impact of the current quarter separate account return requires a projection of the actual separate account return and the corresponding acceleration/(deceleration) that would result*

  This could be modeled by projecting the quarterly separate account return, using the quarterly history in the financial supplement compared to the equivalent S&P return for the period. The corresponding acceleration/(deceleration) could also be estimated based on past history using the updated rule of thumb estimate of $21.5 million per 1% separate account growth under/over the 2022 mean reversion rate of 0.3%. Examples below use the 2021 rule of thumb of $19.5 million per 1% separate account growth under/over the 2021 mean reversion rate of 4.6%:

From Financial Supplement ($ millions)	2Q21	3Q21	4Q21
Gross Separate Account Return (%)	6.5%	-0.2%	5.9%
Current Period Return (Expense)/Benefit	111	(24)	105
Estimated DAC Amortization From Current Period Return Using Rule of Thumb[1]	104	(26)	93

Note: Figures in tables represent pretax amounts.

1) Current Period Gross Separate Account Return - (Mean Reversion Parameter of 4.6% / 4) x 2021 Rule of Thumb of $19.5m; 2Q21 of $104m = (6.5% - 1.15%) x $19.5m; 3Q21 of ($26m) = (-0.2% - 1.15%) x $19.5m; 4Q21 of $93m = (5.9% - 1.15%) x $19.5m

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Drivers of GAAP Guaranteed Benefits and Hedging Results 19 Macroeconomic Factor Impact to Total Guaranteed Benefit Reserves and Hedging Results Reason Equity Markets Up Negative Hedges fully mark to fair value, while not all liabilities are fully fair valued (SOP 03-1). This is true under current GAAP (Pre-LDTI adoption) Equity Markets Down Positive Risk Free Rates Up Positive For FAS 157 liabilities, separate account returns are assumed to be directly tied to risk free rates – we do not hedge interest rates for this assumption Risk Free Rates Down Negative Credit Spreads Up Positive Liabilities are discounted using an allowance for credit risk, so higher spreads reduce liabilities – we do not explicitly hedge this item Credit Spreads Down Negative Implied Volatility Up Negative Liabilities are sensitive to moves in implied volatility – we do not explicitly hedge this item and instead price for a high degree of realized volatility Implied Volatility Down Positive

Non-GAAP Financial Measures In addition to presenting our results of operations and financial condition in accordance with U.S. GAAP, we use and report, selected non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP financial measures, provides a better understanding of our results of operations, financial condition and the underlying profitability drivers of our business. These non- GAAP financial measures should be considered supplementary to our results of operations and financial condition that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP financial measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies. These non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with U.S. GAAP. Adjusted Operating Earnings Adjusted Operating Earnings is an after-tax non-GAAP financial measure, which we believe should be used to evaluate our financial performance on a consolidated basis by excluding certain items that may be highly variable from period to period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as well as certain other revenues and expenses which we do not view as driving our underlying profitability. Adjusted Operating Earnings should not be used as a substitute for net income as calculated in accordance with U.S. GAAP. However, we believe the adjustments to net income are useful for gaining an understanding of our overall results of operations. Adjusted Operating Earnings equals our net income adjusted to eliminate the impact of the following items: Fees attributable to guarantee benefits: fees paid in conjunction with guaranteed benefit features offered for certain of our variable annuities and fixed index annuities are set at a level intended to mitigate the cost of hedging and funding the liabilities associated with such guaranteed benefit features. The full amount of the fees attributable to guaranteed benefit features have been excluded from Adjusted Operating Earnings as the related net movements in freestanding derivatives and net reserve and embedded derivative movements, as described below, have been excluded from Adjusted Operating Earnings. This presentation of our earnings is intended to directly align revenue and related expenses associated with the guaranteed benefit features; Net movement in freestanding derivatives, except earned income (periodic settlements and changes in settlement accruals) on derivatives that are hedges of investments, but do not qualify for hedge accounting treatment: changes in the fair value of our freestanding derivatives used to manage the risk associated with our life and annuity reserves, including those arising from the guaranteed benefit features offered for certain of our variable annuities and fixed index annuities. Net movements in freestanding derivatives have been excluded from Adjusted Operating Earnings because the market value of these derivatives may vary significantly from period to period as a result of near-term market conditions and therefore are not directly comparable or reflective of the underlying profitability of our business; Net reserve and embedded derivative movements: changes in the valuation of certain life and annuity reserves, a portion of which are accounted for as embedded derivative instruments, and which are primarily composed of variable and fixed index annuity reserves, including those arising from the guaranteed benefit features offered for certain of our variable annuities. Net reserve and embedded derivative movements have been excluded from Adjusted Operating Earnings because the carrying values of these derivatives may vary significantly from period to period as the result of near-term market conditions and policyholder behavior-related inputs and therefore are not directly comparable or reflective of the underlying profitability of our business. Movements in reserves attributable to the current period claims and benefit payments in excess of a customer’s account value on these policies are also excluded from Adjusted Operating Earnings as these benefit payments are affected by near-term market conditions and policyholder behavior- related inputs and therefore may vary significantly from period to period; Net realized investment gains and losses including change in fair value of funds withheld embedded derivative: Realized investment gains and losses associated with the periodic sales or disposals of securities, excluding those held within our trading portfolio, as well as impairments of securities, after adjustment for the non-credit component of the impairment charges and change in fair value of funds withheld embedded derivative related to the Athene Reinsurance Transaction (Athene Reinsurance Transaction described in our Form 10 filed with the SEC); 20

Non-GAAP Financial Measures Adjusted Operating Earnings (Continued) Adjusted Operating Earnings equals our net income adjusted to eliminate the impact of the items listed on the previous slide plus the following items: DAC and DSI impact: amortization of deferred acquisition costs and deferred sales inducements associated with the items excluded from Adjusted Operating Earnings; Assumption changes: the impact on the valuation of Net Derivative and Reserve Movements, including amortization on DAC, arising from changes in underlying actuarial assumptions; Loss on Athene Reinsurance Transaction: includes contractual ceding commission, cost of reinsurance write-off and DAC and DSI write-off related to the Athene Reinsurance Transaction; Net investment income on funds withheld assets: includes net investment income on funds withheld assets related to funds withheld reinsurance transactions; Other items: one-time or other non-recurring items, such as costs relating to the Demerger and our separation from Prudential, the impact of discontinued operations and investments that are consolidated on our financial statements due to U.S. GAAP accounting requirements, such as our investments in collateralized loan obligations, but for which the consolidation effects are not aligned with our economic interest or exposure to those entities; and Operating income taxes: Calculated using the prevailing corporate federal income tax rate of 21% while taking into account any items recognized differently in our financial statements and federal income tax returns, including the dividends received deduction and other tax credits. For interim reporting periods, the company uses an estimated annual effective tax rate in computing its tax provision including consideration of discrete items. As detailed above, the fees attributed to guaranteed benefits, the associated movements in optional guaranteed benefit liabilities and related claims and benefit payments are excluded from Adjusted Operating Earnings, as we believe this approach appropriately removes the impact to both revenue and related expenses associated with the guaranteed benefit features that are offered for certain of our variable annuities and fixed index annuities and gives investors a better picture of what is driving our underlying profitability. Adjusted Book Value Adjusted Book Value excludes accumulated other comprehensive income (AOCI) attributable to Jackson Financial Inc. AOCI attributable to Jackson Financial Inc. does not include AOCI arising from investments held within the funds withheld account related to the Athene Reinsurance Transaction. We exclude AOCI attributable to Jackson Financial Inc. from Adjusted Book Value because our invested assets are generally invested to closely match the duration of our liabilities, which are longer duration in nature, and therefore we believe period-to-period fair market value fluctuations in AOCI to be inconsistent with this objective. We believe excluding AOCI attributable to Jackson Financial Inc. is more useful to investors in analyzing trends in our business. Changes in AOCI within the funds withheld account related to the Athene Reinsurance Transaction offset the related non-operating earnings from the Athene Reinsurance Transaction resulting in a minimal net impact on Adjusted Book Value of Jackson Financial Inc. Adjusted Return on Equity We use Adjusted Operating ROE to manage our business and evaluate our financial performance. Adjusted Operating ROE excludes items that vary from period-to-period due to accounting treatment under U.S. GAAP or that are non-recurring in nature, as such items may distort the underlying profitability of our business. We calculate Adjusted Operating ROE by dividing our Adjusted Operating Earnings by average Adjusted Book Value. Adjusted Book Value and Adjusted Operating ROE should not be used as substitutes for total shareholders’ equity and ROE as calculated using net income and total equity in accordance with U.S. GAAP. However, we believe the adjustments to equity and earnings are useful to gaining an understanding of our overall results of operations. 21

Non-GAAP Financial Measures Financial Leverage Ratio We use the Financial Leverage Ratio to manage our financial flexibility and ensure that we maintain our financial strength ratings. Total financial leverage is the ratio of total debt to the Total Adjusted Capitalization (combined total debt and Adjusted Book Value). Notable Items Notable items reflect the impact on our results of certain items or events that may or may not have been anticipated and resulted in volatility in the company's earnings expectations. The presentation of notable items is intended to help investors better understand our results for the period and to evaluate and forecast those results. 22

Adjusted Operating Earnings Reconciliation

$ millions	For the Three Months Ended					For the Twelve Months Ended	
	12/31/20	3/31/21	6/30/21	9/30/21	12/31/21	12/31/20	12/31/21
Adjusted Operating Earnings							
Net income (loss) attributable to Jackson Financial Inc.	76	2,932	(540)	206	585	(1,634)	3,183
Income tax (benefit) expense	(273)	586	(55)	(16)	87	(854)	602
Pretax income (loss) attributable to Jackson Financial Inc.	(197)	3,517	(595)	190	672	(2,488)	3,785
Non-Operating Adjustments (Income) Loss							
Guaranteed benefits and hedging results:							
Fees attributable to guarantee benefit reserves	(651)	(672)	(701)	(728)	(753)	(2,509)	(2,854)
Net movement in freestanding derivatives	3,849	3,031	442	493	1,708	4,662	5,674
Net reserve and embedded derivative movements	(1,975)	(4,592)	1,374	997	(532)	3,184	(2,753)
DAC and DSI impact	(280)	696	(243)	(169)	(18)	(1,261)	266
Assumption changes	(128)	-	-	-	(24)	(128)	(24)
Total guaranteed benefits and hedging results	816	(1,537)	872	593	381	3,948	309
Net realized investment (gains) losses including change in fair value of funds withheld assets	157	(1,050)	752	79	58	(817)	(161)
Loss on funds withheld reinsurance transaction	-	-	-	-	-	2,082	-
Net investment income on funds withheld assets	(286)	(291)	(294)	(300)	(303)	(792)	(1,188)
Other items	53	(6)	25	9	9	41	36
Total non-operating adjustments	741	(2,884)	1,355	381	145	4,462	(1,004)
Pretax adjusted operating earnings	544	633	761	571	817	1,974	2,781
Operating income taxes	(102)	65	124	84	110	94	383
Adjusted operating earnings	645	568	636	487	707	1,880	2,398
Effective tax rates on adjusted operating earnings	(18.8)%	10.3%	16.3%	14.7%	13.5%	4.8%	13.8%

23

Select GAAP to Non-GAAP Reconciliation

$ millions, except per share and shares outstanding data	For the Three Months Ended					For the Twelve Months Ended	
	12/31/20	03/31/21	06/30/21	09/30/21	12/31/21	12/31/20	12/31/21
Net Income (Loss)	110	3,000	(484)	268	661	(1,637)	3,445
Income attributable to non-controlling interest	34	68	56	62	76	(3)	262
Net Income (Loss) Attributable to Jackson Financial Inc. [a]	76	2,932	(540)	206	585	(1,634)	3,183
Total Shareholders' Equity	9,429	9,984	10,391	10,258	10,394	9,429	10,394
Average Shareholders' Equity [b]	9,402	9,706	10,187	10,324	10,326	8,133	10,091
Total ROE [a]/[b]; Annualized	3.2%	120.8%	-21.2%	8.0%	22.7%	-20.1%	31.5%
Adjusted Operating Earnings [c]	645	568	636	487	707	1,880	2,398
Adjusted Book Value:							
Total shareholders' equity	9,429	9,984	10,391	10,258	10,394	9,429	10,394
Exclude AOCI attributable to Jackson Financial Inc.	(2,608)	(1,170)	(1,759)	(1,564)	(1,457)	(2,608)	(1,457)
Adjusted Book Value	6,821	8,814	8,632	8,694	8,937	6,821	8,937
Average Adjusted Book Value [d]	6,780	7,818	8,723	8,663	8,816	6,805	8,380
Adjusted Operating ROE [c]/[d]; Annualized	38.1%	29.1%	29.2%	22.5%	32.1%	27.6%	28.6%
Per Share Data (Common Shareholders)							
Net income (loss) (basic)	0.80	31.03	(5.72)	2.18	6.32	(24.14)	33.86
Net income (loss) (diluted)	0.80	31.03	(5.72)	2.18	6.19	(24.14)	33.69
Adjusted operating earnings per share (diluted)	6.83	6.01	6.74	5.16	7.48	27.79	25.38
Book value per common share (basic)	99.81	105.69	109.99	108.59	117.20	99.81	117.20
Book value per common share (diluted)	99.81	105.69	109.99	108.59	114.78	99.81	114.78
Adjusted book value per common share (diluted)	72.21	93.31	91.38	92.03	98.69	72.21	98.69
Shares Outstanding							
Weighted average number of common shares (basic)	94,464,343	94,464,343	94,464,343	94,464,343	92,600,373	67,658,901	93,994,520
Weighted average number of common shares (diluted)	94,464,343	94,464,343	94,464,343	94,464,343	94,468,978	67,658,901	94,465,511
End of period common shares (basic)	94,464,343	94,464,343	94,464,343	94,464,343	88,685,694	94,464,343	88,685,694
End of period common shares (diluted)	94,464,343	94,464,343	94,464,343	94,464,343	90,555,862	94,464,343	90,555,862

24

Glossary Assets Under Management (AUM) - General account investments and separate account assets. Deferred Acquisition Cost (DAC) - Represent the incremental costs related directly to the successful acquisition of new and certain renewal insurance policies and annuity contracts and which have been deferred on the balance sheet as an asset. Derivative Instruments - Jackson Financial Inc.'s (JFI) business model includes the acceptance, monitoring and mitigation of risk. Specifically, JFI considers, among other factors, exposures to interest rate and equity market movements, foreign exchange rates and other asset or liability prices. JFI uses derivative instruments to mitigate or reduce these risks in accordance with established policies and goals. JFI's derivative holdings, while effective in managing defined risks, are not structured to meet accounting requirements to be designated as hedging instruments. As a result, freestanding derivatives are carried at fair value with changes recorded in net losses on derivatives and investments. Earnings per Share - Basic earnings per share is calculated by dividing net (loss) income attributable to JFI shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share includes the effect of all potentially dilutive instruments, such as share-based awards. Fixed Annuity - An annuity that guarantees a set annual rate of return with interest at rates we determine, subject to specified minimums. Credited interest rates are guaranteed not to change for certain limited periods of time. Fixed Index Annuity - An annuity with an ability to share in the upside from certain financial markets such as equity indices. Guaranteed Minimum Accumulation Benefit (GMAB) - An add-on benefit (available for an additional cost) which entitles an annuitant to a minimum payment, typically in lump-sum, after a set period of time, typically referred to as the accumulation period. The minimum payment is based on the benefit base, which could be greater than the underlying account value. Guaranteed Minimum Death Benefit (GMDB) - An add-on benefit that guarantees an owner's beneficiaries are entitled to a minimum payment based on the benefit base, which could be greater than the underlying account value, upon the death of the annuitant. Guaranteed Minimum Income Benefit (GMIB) - An add-on benefit (available for an additional cost) where an annuitant is entitled to annuitize the policy and receive a minimum payment stream based on the benefit base, which could be greater than the payment stream resulting from current annuitization of the underlying account value. Guaranteed Minimum Withdrawal Benefit (GMWB) - An add-on benefit (available for an additional cost) where an owner is entitled to withdraw a maximum amount of their benefit base each year, for which cumulative payments to the owner could be greater than the underlying account value. Guaranteed Minimum Withdrawal Benefit for Life (GMWB for Life) - An add-on benefit (available for an additional cost) where an annuitant is entitled to withdraw the guaranteed annual withdrawal amount each year, for the duration of the policyholder's life, regardless of account performance. Net Amount at Risk (NAR) - The excess of the current benefit base value for the guarantee benefit over the current account value. The NAR of the GMWB without lifetime benefit is the undiscounted excess of the guaranteed withdrawal benefit over the account value, and the GMWB with lifetime benefit is the estimated value of additional life contingent benefits paid after the guaranteed withdrawal benefit is exhausted. Net Flows - Net flows represents the net change in customer account balances during a period, including gross premiums, surrenders, withdrawals and benefits. Net flows exclude investment performance, interest credited to customer accounts and policy charges. 25

Glossary Risk Based Capital (RBC) - Rules to determine insurance company statutory capital requirements. It is based on rules published by the National Association of Insurance Commissioners (NAIC). Return of Premium (ROP) Death Benefit - This death benefit pays the greater of the account value at the time of a claim following the owner's death or the total contributions to the contract (subject to adjustment for withdrawals). The charge for this benefit is usually included in the M&E fee that is deducted daily from the net assets in each variable investment option. We also refer to this death benefit as the Return of Principal death benefit. Segment - Retail Annuities JFI's Retail Annuities segment offers a variety of retirement income and savings products through its diverse suite of products, consisting primarily of variable annuities, fixed index annuities, and fixed annuities, as well as RILA and AllianceBernstein Lifetime Income Strategy products starting in the fourth quarter of 2021. These products are distributed through various wirehouses, insurance brokers and independent broker-dealers, as well as through banks and financial institutions, primarily to high net worth investors and the mass and affluent markets. The financial results of the variable annuity business are largely dependent on the performance of the contract holder account value, which impacts both the level of fees collected and the benefits paid to the contract holder. The financial results of JFI's fixed annuities, including the fixed portion of its variable annuity account values and fixed index annuities, are largely dependent on JFI's ability to earn a spread between earned investment rates on general account assets and the interest credited to contract holders. Segment - Institutional Products JFI's Institutional Products consist of traditional guaranteed investment contracts (GICs), funding agreements (including agreements issued in conjunction with JFI's participation in the US Federal Home Loan Bank of Indianapolis program (FHLBI)) and Medium Term Note funding agreements. JFI's GIC products are marketed to defined contribution pension and profit sharing retirement plans. Funding agreements are marketed to institutional investors, including corporate cash accounts and securities lending funds, as well as money market funds, and are issued to the FHLBI in connection with its program. The financial results of JFI's Institutional Products business are primarily dependent on JFI's ability to earn spreads on general account assets. Segment - Closed Life and Annuity Blocks Although JFI historically offered traditional life insurance products, it discontinued new sales of life insurance products in 2012. JFI's Closed Life and Annuity Blocks segment includes life insurance products offered through that point, including various protection products, such as whole life, universal life, variable universal life and term life insurance products that provide financial safety for individuals and their families. This segment also includes acquired closed blocks consisting primarily of life insurance and group pay-out annuities, and a closed block of defined benefit annuity plans assumed from John Hancock USA and John Hancock Life Insurance Company of New York through a reinsurance agreement. The profitability of JFI's Closed Life and Annuity Blocks segment is largely driven by its historical ability to appropriately price its products and purchase appropriately priced blocks of business, as realized through underwriting, expense and net losses on derivatives and investments, and the ability to earn an assumed rate of return on the assets supporting that business. Variable Annuity - A type of annuity that offers tax-deferred investment into a range of asset classes and a variable return, which offers insurance features related to potential future income payments. 26